EXHIBIT - ARTICLES OF AMENDMENT

Pursuant to the provisions of Section 16-10-a-1002 of the Utah Revised Business Corporation Act, this "Corporation" adopts the following Articles of Amendment to its Articles of Incorporation:

1. The name of the Corporation is Mammoth Resources, Inc.

2. The following Article of the Articles of Incorporation is amended to read as follows:

Article I is replaced with the following:

The name of the corporation is hereby changed to:

Symphony Telecom International, Inc.

3. The date of adoption of this Amendment was March 23, 2000.

4. The foregoing was voted upon with unanimous (100%) approval of the Board of Directors, without the need for shareholder approval.

5. The effective time and date of these articles of amendment shall be the date and time of filing with the State of Utah. Executed on March 23, 2000.

Signatures:  /s/ Daniel Cullen, President
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                 Daniel Cullen, President

            /s/  Gilles Trahan, Secretary
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                 Gilles Trahan, Secretary